                                                                      EXHIBIT 11
                             Flagstar Bancorp, Inc.
                     Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                 For the quarter
                                                                  Ended March 31,
                                                               2003            2002
                                                           ---------        ---------
Net Earnings                                                $  41,327        $  25,523

Average common shares outstanding                              59,250           57,634

Net earnings per share -- basic                             $    0.70        $    0.45

Average common share equivalents outstanding                   62,618           61,186

Net earnings per share -- diluted                           $    0.66        $    0.42

All share data has been adjusted to reflect the 3 for 2 stock dividend declared on May 3, 2002 and issued on May 31, 2002 and a 2 for 1 stock dividend declared on April 23, 2003 and to be issued on May 15, 2003.



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